Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Assertio Therapeutics, Inc. (the “Company” or “we” or “our”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, our common stock, par value $0.0001 per share (the “common stock”).
Description of Common Stock
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “certificate of incorporation”) and our Amended and Restated Bylaws (the “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
Authorized Share Capital. The Company’s authorized capital stock consists of 200,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.
Voting. Holders of the Company’s common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors.
Dividend Rights. Common stockholders have the right to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor.
Liquidation Preferences. Upon a liquidation of the Company, the holders of common stock shall be eligible to receive any remaining liquidation proceeds or property of the Company, following the satisfaction of amounts due to creditors of the Company and subject to any senior liquidation preferences granted to the holders of preferred stock.
Other Terms. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of the Company’s common stock are fully paid and non-assessable.
Other Rights and Limitations as a Holder of Common Stock
Preferred Stock. The common stock is subject to the express terms of the Company’s preferred stock and any series thereof. The Board of Directors may issue preferred stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of the common stock.
Advanced Notice Bylaws. For director nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must generally provide notice to the Company no later than 120 or more than 150 days prior to the first anniversary of the date of the prior year's annual meeting, provided, that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, such notice must be delivered no later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
Exclusive Jurisdiction. Unless the Company selects or consents in writing to the selection of an alternative forum, the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware).
Delaware Anti-takeover Statute. The Company has opted out of Section 203 of the DGCL, which is a statute that (if applicable) would have served to make certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult.

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